Exhibit 77E

Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2008
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Sub-Item 77E:     Legal Proceedings

Artisan Funds and the Adviser were defendants in a lawsuit filed in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois that sought certification of a plaintiff class consisting of all persons in the United States who held shares in International Fund for a period of more than 14 days during the five year period prior to the filing of the lawsuit in September 2003. The basic allegations in the case were that Artisan Funds and the Adviser did not make appropriate price adjustments to the foreign securities owned by International Fund prior to calculating the Fund's NAV, thereby allegedly enabling market timing traders to trade the Fund's shares in such a way as to disadvantage long-term investors. Following years of procedural litigation in state and federal courts, the case was resolved and dismissed with prejudice in May 2008.